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                                                                    Exhibit 3.40

                     ASSIGNMENT OF SUBORDINATION AGREEMENTS
                                       AND
                              NEGOTIABLE COLLITERAL



KNOW ALL MEN BY THESE PRESENTS: That SEATTLE-FIRST NATIONAL BANK, hereinafter referred to as "Seafirst" for value received, does hereby grant, bargain, sell, assign, transfer, and set over unto COMPANY 19 GENERAL PARTNERSHIP, an Idaho partnership, hereinafter refered to as Grantee its interest in the following documentation:

1. A Commercial/Agricultural Revolving or Draw Note-Fixed Rate payable to Harrington Co. in the original principal amount of $34,000 dated November 5, 1990 from Centennial Foods, Inc. as borrower and that certain Subordination Agreement executed by Don Harrington to Seafirst dated November 9, 1990, relating to the above-described Promissory Note;

2. A Commercial/Agricultural Revolving or Draw Note-Fixed Rate payable to Robert P. Myers in the original principal amount of $34,000 dated October 31, 1990 from Centennial Foods, Inc. as borrower and that certain Subordination Agreement executed by Robert P. Myers to Seafirst dated November 19, 1990, relating to the above described Promissory Note;

3. A Loan Guarantee and MDA Promissory Note in the original principal sum of $50,000 payable to State of Montana, Agricultural Development Council dated July 31, 1990 from Centennial Foods, Inc. as Debtor and Borrower and that certain Subordination Agreement executed by a representative of State of Montana, Agricultural Development Council to Seafirst dated November 9, 1990, relating to the above-described documents;

4.       A Loan Agreement,  security documents and accompanying  Promissory Note

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         in the original principal sum of $780,000 payable to Beaverhead County, a Political Subdivision of the State of Montana dated October 9, 1990 between Beaverhead Country as Lender and Centennial Foods, Inc. as
         Borrower and that certain Subordination Agreement executed by a representative of Beaverhead County, a Political Subdivision of the State of Montana, to Seafirst dated November 9, 1990, relating to the above-described documents;

5. A Promissory Note payable to Vigilante Electric in the original principal sum of $50,000 dated November 5, 1990 which was superseded by Promissory Note dated April 10, 1992 from Centennial Foods, Inc. as borrower and that certain Subordination Agreement executed by a representative of Vigilante Electric to Seafirst, dated November 29, 1990, relating to the above-described documents; and

6. A Subordination Agreement executed by Ike Lynch to Seafirst, dated November 9, 1990.

The documents referenced in numbers 1 through 6 above are hereinafter referred to as the "Collateral." Seafirst has entered into and accepted delivery of the Collateral as a Lender to Centennial Foods, Inc., an Idaho corporation hereinafter referred to as "Borrower."

Seafirst represents to Grantee that it is the holder of the Collateral.

This instrument shall constitute an absolute assignment of Seafirst's interest in the Collateral and its right to all proceeds thereof. Grantee shall have full right and power to take control of all proceeds of the Collateral and to make all collections due thereunder and to do any other act described therein. Grantee acknowledges and further it shall have, all of the rights and powers granted to Seafirst under the terms of said Collateral.

Further, Seafirst, as holder of the above-described promissory notes does hereby endorse and assign over to Grantee all of its right, title and interest in and to said notes.

Seafirst shall promptly remit any payments or prepayment received under said Collateral directly to Grantee for application to the indebtedness after execution of this Assignment.

Borrower, by its execution of this document consents to this Assignment and has further acknowledged receipt of notice of this Assignment.

All terms and conditions of the Collateral shall survive this Assignment, and shall remain in full force and effect. Grantee shall take the position of Seafirst referenced in the Collateral and all documents incident thereto. Both Grantee and Seafirst agree to execute any and all documents

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necessary to  effectuate  this  Assignment,  and  Seafirst  agrees to deliver to
Grantee the original Collateral documents upon its execution hereof.

Other than as specifically set forth herein, Seafirst makes this assignment without recourse, representation, or warranty of any kind.

DATED effective March 4, 1996.



SEATTLE FIRST  NATIONAL BANK


By /s/Pat Tebo
  -----------------
Its  Vice President
"Seafirst"



STATE OF WASHINGTON
County of Spokane

COMPANY 19 GENERAL PARTNERSHIP


By /s/Charlie Nipp
   ---------------
Its  Manager
"Grantee"



CENTENNIAL  FOODS

By /s/Ike Lynch
  ---------------
Its President & CEO
"Borrower"

On this 11th day of March, 1996 , before me personally appeared Pat Tebo, to me known to be the Vice President of Seattle-First National Bank, the corporation that executed the foregoing instrument, and acknowledeged the said instrument to be the free and voluntary act of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument on behalf of said corporation.

GIVEN UNDER MY HAND AND OFFICIAL SEAL the day and year in this certificate first above written.


(seal)


/s/ Kathy Altieri
(Signature)


Kathy Altieri
(Print Name)



NOTARY PL93LIC
My appointment expires 3/20/99



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STATE OF Idaho
                                      : SS.

County of Kootenar


On this 7th day of March 1996, before me personally appeared Charlie Nipp, to me known to be the Manager of Company 19 General Partnership, the partnership that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act of said partnership, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument on behalf of said partnership.

GIVEN UNDER MY HAND AND OFFICIAL SEAL the day and year in this certificate first above writtcm.


/s/ James English
-----------------
(Signature)



James M. English
(Print Name)


NOTARY PUBLIC
MY appointment expires 9/22/98




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STATE OF Idaho
                          Ss.

county of Kootenar



on this 7th day of March 1996, before me personally appeared Ike Lynch, to me known to be the President of Centennial Foods, Inc., the corporation that executed the foregoing insrument, and acknowledged the said instrument to be the free and voluntary act of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument on behalf of said corporation.

GIVEN UNDER MY HAND AND OFFICIAL SEAL the day and year in this certificate first above written.


/s/
(Signature)


James M. English
(Print Name)



NOTARY PUBLIC
My appointment expires 9/22/98